Exhibit 99.1

Update - Healthcare Triangle Announces Warrant Inducement for Aggregate Gross Proceeds of Approximately $1.63 Million

PLEASANTON, Calif., October 02, 2025 (PR NEWSWIRE) — Healthcare Triangle, Inc. (Nasdaq: HCTI) (“HCTI” or the “Company”), a leader in digital transformation solutions for healthcare and life sciences, today announced today it has entered into warrant exercise agreements with certain existing accredited and institutional investors to exercise certain outstanding warrants to purchase an aggregate of 812,775 of the Company’s shares of common stock (the “Existing Warrants”). In consideration for the immediate exercise in full of the Existing Warrants for gross cash proceeds of approximately $1.63 million, the exercising holders will receive in a private placement new unregistered warrants (the “New Warrants”) to purchase up to an aggregate of 812,775 shares of common stock (equal to 100% of the shares of common stock issued in connection with the exercise of the Existing Warrants) with an exercise price of $3.00 per share. The New Warrants are initially exercisable on the date that stockholder approval of the exercise of the New Warrants is obtained and will expire five years from the date of such approval. In connection with the exercise of the Existing Warrants, the Company agreed to reduce the exercise price of the Existing Warrants from $20.92 to $2.00 per share. The exercise of the Existing Warrants and the issuance of the New Warrants are expected to occur on October 2, 2025.

The closing of the offering is expected to occur on or about October 2, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the warrant inducement are expected to be approximately $1.63 million, excluding any proceeds that may be received upon the exercise of the New Warrants and before deducting placement agent fees and other offering expenses payable by the Company.

WallachBeth Capital is acting as sole placement agent for the for the warrant inducement transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Healthcare Triangle

Healthcare Triangle, Inc. based in Pleasanton, California, reinforces healthcare progress through breakthrough technology and extensive industry knowledge and expertise. We support healthcare organizations including hospitals and health systems, payers, and pharma/life sciences organizations in their effort to improve health outcomes through better utilization of the data and information technologies that they rely on. Healthcare Triangle achieves HITRUST Certification for Cloud and Data Platform (CaDP), marketed as CloudEz™ and DataEz™. HITRUST Risk-based, 2-year (r2) Certified status demonstrates to our clients the highest standards for data protection and information security. Healthcare Triangle enables the adoption of new technologies, data enlightenment, business agility, and response to immediate business needs and competitive threats. The highly regulated healthcare and life sciences industries rely on Healthcare Triangle for expertise in digital transformation encompassing the cloud, security and compliance, data lifecycle management, healthcare interoperability, and clinical & business performance optimization.

Forward-Looking Statements and Safe Harbor Notice :

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which Healthcare Triangle, Inc. operates, as well as management’s beliefs and assumptions. Forward-looking statements include, but are not limited to, statements regarding revenue growth, margin expansion, market opportunities, and strategic initiatives. These statements involve risks, uncertainties, and assumptions that are difficult to predict. Actual outcomes may differ materially from those expressed or implied in any forward-looking statements due to various factors beyond the company’s control, including changes in market conditions, client demand, regulatory developments, and execution risks. Readers are cautioned not to place undue reliance on these forward-looking statements. Healthcare Triangle, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

Investors:

1-800-617-9550

ir@healthcaretriangle.com